Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF SERVICING

BY AND BETWEEN

HOMEFEDERAL BANK

SELLER

AND

EVERBANK

PURCHASER

DATED

AS OF

NOVEMBER 30, 2006

TABLE OF CONTENTS

1. DEFINITIONS……………………………………….……………………….………..........	1
2. SALE AND TRANSFER OF SERVICING…………………………………………………	5
2.1 Sale……………………………………………………………………...………..…	5
2.2 Investor Approval……………………………………………………………………	5
2.3 Transfer Documents…………………………………………………................	5
3. CONSIDERATION………………………………………….......................................	5
3.1 Purchase Price……………………………………………………………………….	5
3.2 Accounts Receivable………………………………………………………………...	6
3.3 Payment of the Purchase Price; Holdback…………………………………………..	6
3.4 Adjustments to Purchase Price………………………………………………………	6
4. COVENANTS OF PURCHASER…………………………………………………………...	7
5. COVENANTS OF SELLER…………………………………………………………………	7
6. POST CLOSING REQUIREMENTS………………………………………………………..	10
7. REPRESENTATIONS AND WARRANTIES OF SELLER………………………………..	10
7.1 Due Incorporation and Good Standing……………………………………………....	11
7.2 Authority and Capacity……………………………………………………………...	11
7.3 Effective Agreement………………………………………………………………...	11
7.4 Conflict…………………………………………………………………………..	11
7.5 Approvals and Compliance………………………………………………………….	11
7.6 Filing of Reports…………………………………………………………………….	11
7.7 Related Escrow Accounts…………………………………………………………...	12
7.8 Accounts Receivable………………………………………………………………...	12
7.9 The Mortgage Loans………………………………………………………………...	12
7.10 Insurance…………………………………………………………………………….	15
7.11 Litigation…………………………………………………………………………….	15
7.12 No Accrued Liabilities………………………………………………………………	15
7.13 Offering Information………………………………………………………………...	15
7.14 Statements Made…………………………………………………………………….	15
7.15 No Cooperative Loans………………………………………………………………	15
7.16 No Recourse Loans………………………………………………………………….	15
8. REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................	15
8.1 Due Incorporation and Good Standing……………………………………………...	16
8.2 Authority and Capacity……………………………………………………………...	16
8.3 Enforceability………………………………………………………………………..	16
8.4 Effective Agreement………………………………………………………………...	16
8.5 Statements Made…………………………………………………………………….	16
8.6 Investor Good Standing……………………………………………………………..	16
8.7 Litigation; Compliance withLaws………………………………………………….	16

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9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER……………………	17
9.1 Correctness of Representations and Warranties……………………………………..	17
9.2 Compliance with Conditions……………………………………………………...	17
9.3 Opinion of Counsel for Seller……………………………………………………….	17
9.4 Corporate Resolution………………………………………………………………..	17
10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER………………………….	17
10.1 Correctness of Representations and Warranties……………………………………..	17
10.2 Compliance with Conditions………………………………………………………...	18
10.3 Opinion of Counsel for Purchaser…………………………………………………...	18
11. SCHEDULE OF SERVICING………………………………………………………………	18
12. INDEMNIFICATION OF PURCHASER AND SELLER…………………………………..	18
12.1 Indemnification of Purchaser………………………………………………………..	18
12.2 Repurchase of Mortgage Loans and Servicing……………………………………...	19
12.3 Indemnification of Seller……………………………………………………………	20
13. MISCELLANEOUS………………………………………………………………………	20
13.1 Notification of Transfer……………………………………………………………...	20
13.2 Supplementary Information………………………………………………………….	20
13.3 Further Assurances…………………………………………………………………..	20
13.4 Access to Information……………………………………………………………….	21
13.5 Broker’s Fees………………………………………………………………………..	21
13.6 Survival of Covenants, Agreements, Representations and Warranties……………...	21
13.7 Form of Payment to be Made………………………………………………………..	21
13.8 Notices……………………………………………………………………………….	21
13.9 Waivers……………………………………………………………………………	22
13.10 Entire Agreement…………………………………………………………………….	22
13.11 Binding Effect……………………………………………………………………….	22
13.12 Headings…………………………………………………………………………….	22
13.13 Applicable Laws…………………………………………………………………….	22
13.14 Transfer Instructions………………………………………………………………...	23
13.15 Severability………………………………………………………………………….	23
13.16 Written Agreement…………………………………………………………………..	23
13.17 Default by Seller…………………………………………………………………….	23
13.18 Default by Purchaser………………………………………………………………...	23
13.19 Dispute Resolution…………………………………………………………………..	23
13.20 Wire Instructions…………………………………………………………………	24
13.21 Counterparts Execution……………………………………………………………..	24

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AGREEMENT FOR PURCHASE AND SALE

OF SERVICING

THIS AGREEMENT FOR PURCHASE AND SALE OF SERVICING (this “Agreement”) is dated as of the 30th day of November, 2006, between EVERBANK, a federal savings association (“Purchaser”), whose address is 8100 Nations Way, Jacksonville, Florida 32256, and HOMEFEDERAL BANK, an Indiana commercial bank (“Seller”), whose mailing address is 3801 Tupelo Drive, Columbus, Indiana 47201. All defined terms utilized herein shall have the meaning assigned thereto in the Definitions below.

R E C I T A L S :

WHEREAS, Seller is the owner of the Servicing for the Mortgage Loans; and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser all of its right, title and interest in and to the Servicing for the Mortgage Loans and Purchaser desires to acquire and assume all right, title and interest in and to the Servicing from Seller; and

WHEREAS, Purchaser was the successful bidder for the purchase of the Servicing in the offering conducted by Broker.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

1.  DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings when used herein. The terms defined herein include the plural as well as the singular and the singular as well as the plural.

“Accounts Receivable”. Amounts due Seller by virtue of documented advances made prior to the Sale and Transfer Date in connection with the Servicing of the Mortgage Loans in accordance with Investor Guidelines or FHA/VA regulations, as applicable and which are deemed recoverable by Purchaser.

“Agreement”. This Agreement and all attachments hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by Seller and Purchaser.

“Ancillary Income”. Late Mortgagor payment charges, charges for dishonored checks (NSF Fees), pay off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against the Mortgagor.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Mortgage Loans and the Servicing, all of the following: (i) all contractual obligations of Seller and any prior originator or servicers, including without limitation those contractual obligations contained herein or in the Mortgage Loan documents for which Seller or the servicer is responsible or at any time was responsible; (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Seller and/or the servicer or any prior servicer; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental body or office having jurisdiction over the Mortgage Loans; (iv)

all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; and (v) the reasonable and customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction in which the related mortgaged properties are located.

    “Bankruptcy”. The Mortgagor under a Mortgage Loan has sought protection under or is subject to proceedings under the bankruptcy or insolvency laws of the United States or any other similar laws of general application for the relief of debtors.

“Bid Letter”. The letter from Purchaser to Broker dated September 29, 2006, wherein Purchaser offered to purchase the Servicing from Seller.

“Broker”. Sandler O’Neill Mortgage Finance L.P.

“Business Day”. Any day other than (i) a Saturday or Sunday, or (ii) a day on which national banking institutions are authorized or obligated by law or executive order to be closed.

“Buy-Down Funds”. The remaining amount of funds collected at the closing of a Mortgage Loan to cover a portion of the mortgage payment for a stated term and which are held by or on behalf of Seller.

“Closing Documents”. This Agreement, the Assignment of the Servicing of the Mortgage Loans attached hereto as Appendix II and the Transfer of Servicing attached hereto as Appendix III.

“Fannie Mae”. Federal National Mortgage Association.

“FHA”. Federal Housing Administration.

“Foreclosure”. A Mortgage Loan where payment has been accelerated and the Mortgage Loan has been referred to an attorney for collection and enforcement proceedings or is in the process of liquidation after the foreclosure sale.

“Freddie Mac”. Federal Home Loan Mortgage Corporation.

“Holdback”. Ten percent (10%) of the Purchase Price, less any sums deducted therefrom pursuant to this Agreement.

“Insurer”. Any insurer under any applicable hazard insurance policy, any federal flood insurance policy, or any title insurance policy.

“Investor”. The beneficial owner of the Mortgage Loans and more particularly described in the Mortgage Loan Schedule.

“Investor Approval”. The written acknowledgment provided by an Investor to Purchaser unconditionally approving the purchase and sale of the Servicing.

“Investor Guidelines”. Rules and regulations set forth by each Investor, as outlined in their respective Selling and Servicing Guides or other published or written rules and regulations, and as amended from time to time, including project guidelines, setting forth the manner in which Mortgage Loans shall be originated, underwritten, sold or serviced, excluding any special commitments.

“Litigation”. A legal action in foreclosure of a Mortgage Loan, or for a deficiency thereunder, in which the sale of the mortgaged property in foreclosure (whether by action, power of sale, or otherwise) has been delayed by reason of the defense of such action by the Mortgagor, or any other action commenced or pending which involves the Mortgage Loan (excluding class actions), and which action materially and adversely, in Purchaser’s reasonable opinion, affects the Mortgagor’s obligation to make payments under the Mortgage Loan or the enforceability or priority of the Mortgage or results in a material increase in the cost to service the Mortgage Loan.

“Mortgage”. A security instrument, including without limitation a mortgage or deed of trust, creating a first lien on real property securing the payment of a Mortgage Note.

“Mortgage File”. The file containing the photostatic copies of mortgage loan documents with respect to a Mortgage Loan, as well as the credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents, all as called for pursuant to the Transfer Instructions at Appendix IV to this Agreement.

“Mortgage Loan”. Any loan, evidenced by a Mortgage Note and secured by a Mortgage, described in the Mortgage Loan Schedule and thereby subject to this Agreement.

“Mortgage Loan Schedule”. The schedule of Mortgage Loans attached hereto as Appendix I, which has been prepared as of the close of business on each Sale and Transfer Date.

“Mortgage Note”. The evidence of indebtedness from a Mortgagor to a lender which is secured by a Mortgage.

“Mortgagor”. The obligor on a Mortgage Note.

“Offering Information”. The information, data, tapes and statements provided to Purchaser by Seller or Broker in the preparation of Purchaser’s Bid Letter with respect to the Servicing.

“Offering Memorandum”. The offering memorandum prepared by Broker, acting as broker for Seller, and identified as Offering No. SEP2006-1.

“Prepaid Mortgage Loans”. Mortgage Loans which are prepaid in full on or before three (3) months after the Sale and Transfer Date, excluding any Mortgage Loans refinanced by Purchaser. The date on which the Mortgage Loan is considered prepaid with respect to Prepaid Mortgage Loans shall be (a) the date of the payoff check from the settlement agent or (b) the date the payoff is received via wire transfer of federal funds.

“Purchase Price”. The amount paid by Purchaser to Seller for the Servicing of the Mortgage Loans, as provided in Paragraph 3 hereof, and as subsequently adjusted pursuant to this Agreement.

“Purchaser’s Indemnified Matters”. As defined in subparagraph 12.3 of this Agreement.

“Recorded Assignments”. All assignments of the Mortgage Loans required to legally vest title to the Mortgage Loans in Purchaser (unless previously recorded in the name of the Investor or MERS®), which assignments shall be properly recorded, individually or as blanket assignments, where permitted by the applicable recorder’s office.

“Recourse Obligation”. Any obligation with respect to any Mortgage Loan in any master commitment or pool purchase contract, whether described as a limited or full repurchase requirement, limited or full recourse, credit support reimbursement or other obligation, indemnification, loss sharing arrangement or otherwise which would subject the servicer of such Mortgage Loan to losses on the liquidation of such Mortgage Loan or which would entitle the Investor to demand the repurchase of a Mortgage Loan for any reason, except for standard repurchase requirements in accordance with Investor Guidelines as a result of origination errors and/or servicing errors occurring prior to the Sale and Transfer Date. The fact that any of the Mortgage Loans may have been classified by an Investor as “non-recourse” because of the existence of any pool insurance policy shall not, for purposes of this Agreement, remove any such Mortgage Loan from the definition of Recourse Obligation.

“Related Escrow Accounts”. Segregated trust accounts maintained by Seller in accordance with Investor Guidelines and established to hold funds for principal and interest, taxes and insurance in escrow pursuant to the terms of the Mortgage Loans.

“Sale and Transfer Date”. The date on which the ownership of the Servicing and other assets specified herein are transferred to Purchaser, which shall be the close of business on December 29, 2006 for the Fannie Mae Mortgage Loans and Investors with month-end cutoff dates and December 15, 2006 for the Freddie Mae Mortgage Loans and Investors with mid-month cutoff dates, unless extended in writing by Seller and Purchaser.

“Seller’s Indemnified Matters”. As defined in subparagraph 12.1.

“Servicing”. With respect to the Mortgage Loans (a) the management of operational functions related to servicing each Mortgage Loan including without limitation (i) the collection and disbursement of funds being held in escrow to pay taxes, insurance and other items as they become due, (ii) the collection and remittance of principal and interest payments in accordance with Investor Guidelines, and (iii) the resolution of defaulted loans in accordance with Investor Guidelines, (b) the right to all service fees, Ancillary Income, the value of Related Escrow Accounts, the right to solicit the Mortgagors for other services and all other customary rights related to servicing the Mortgage Loans, and (c) the title to all Mortgage Files and other related records.

“Sixty (60) Days Delinquent”. With respect to a Mortgage Loan, when two (2) regularly scheduled monthly Mortgage Loan payments are due and unpaid. By way of example: A Mortgage Loan due and unpaid for the November 2006 payment as of the Sale and Transfer Date.

“Tax Identification Number”. The number used by the Internal Revenue Service to identify a taxpayer for income tax reporting purposes.

“Third Party Originated Loans”. Mortgage Loans originated by a lender other than Seller.

“Transferred Assets”. Collectively, the Servicing, Accounts Receivable, Mortgage Files and rights as custodian with respect to the Buy-Down Funds and Related Escrow Accounts.

“VA”. Veteran’s Administration, or any successor thereto.

2.  SALE AND TRANSFER OF SERVICING

2.1  Sale

Subject to, and upon the terms and conditions of this Agreement, Seller shall, on the Sale and Transfer Date, sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase, assume and accept all right, title and interest of Seller, as of the Sale and Transfer Date, in and to the Transferred Assets and all obligations of Seller with respect to servicing the Transferred Assets from and after the Sale and Transfer Date.

Purchaser will assume only those contractual duties, obligations and liabilities of Seller which prospectively and directly relate to Purchaser’s acquisition, ownership and performance of the Servicing, and Purchaser will not assume or otherwise be responsible for, in any way whatsoever, any other duties, obligations and liabilities of, or claims against, Seller or its shareholders (or any of their respective, agents, officers, directors, trustee, or affiliates), with respect to the Servicing or otherwise.

2.2  Investor Approval. The purchase and sale of the Servicing are subject to Investor Approval. If Seller fails, for whatever reason, to obtain written approval from any Investor by no later than the Business Day prior to the Sale and Transfer Date, Purchaser shall have the option to terminate this Agreement, by written notice to Seller, within five (5) Business Days following Seller’s failure to deliver to Purchaser proof of Investor Approval. If Purchaser terminates this Agreement as provided above after the Sale and Transfer Date, Seller shall immediately refund to Purchaser any portion of the Purchase Price received by Seller, if any, and Purchaser shall re-convey any portion of the Transferred Assets delivered to Purchaser from Seller immediately upon termination. Thereafter, subject to the continuing obligations of the parties pursuant to Paragraph 12, the parties shall have no further obligation to one another.

2.3  Transfer Documents. On or prior to the Sale and Transfer Date, Seller shall execute and deliver to Purchaser (a) the Assignment of the Servicing of the Mortgage Loans attached hereto and made a part hereof as Appendix II, and (b) the Transfer of Servicing attached hereto and made a part hereof as Appendix III. Prior to the Sale and Transfer Date, Purchaser and Seller shall execute and deliver any documents required by the Investors in connection with the transfer of the Transferred Assets hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and deliver such other instruments or documents as Purchaser and Seller shall reasonably determine are necessary to consummate the transactions contemplated hereby.

3.  CONSIDERATION.

3.1  Purchase Price. In full consideration for the sale of the Transferred Assets and upon the terms and conditions of this Agreement, Purchaser shall pay to Seller (in accordance with subparagraph 3.3), an amount equal to the following:

(a)  As to Mortgage Loans which are current or less than Sixty (60) Days Delinquent and Mortgage Loans which are not (i) in Bankruptcy, (ii) in Litigation or (iii) in Foreclosure, the aggregate outstanding principal balance of such Mortgage Loans, as of the close of business on the Sale and Transfer Date, multiplied by 0.875% (0.00875). All of the above determinations shall be made based upon the status of each Mortgage Loan on the Sale and Transfer Date.

(b)  As to Mortgage Loans as which are Sixty (60) Days Delinquent which are not (i) in Bankruptcy, (ii) in Litigation or (iii) in Foreclosure, the aggregate outstanding principal balance of such Mortgage Loans, as of the close of business on the Sale Date, multiplied by 0.4375% (0.004375). All of the above determinations shall be made based upon the status of each Mortgage Loan on the Sale Date.

3.2  Accounts Receivable. Within five (5) Business Days after Purchaser receives documentation which is reasonably satisfactory to it as to Accounts Receivable on the Mortgage Loans transferred to Purchaser, Purchaser shall pay such documented amount to Seller. Accounts Receivable which are not considered by Purchaser to be recoverable, will be paid to Seller by Purchaser only if and when recovered by Purchaser.

3.3  Payment of the Purchase Price; Holdback.

Subject to the conditions precedent set forth in Paragraph 9 of this Agreement, the Purchase Price shall be due and payable as follows:

(a)  On the Sale and Transfer Date, Purchaser shall pay to Seller a sum equal to twenty percent (20%) of the Purchase Price.

(b)  Within three (3) Business Days after the Sale and Transfer Date, Purchaser shall pay to Seller a sum equal to ninety percent (90%) of the Purchase Price, less the payment made in accordance with subparagraph (a) above.

(c)  The balance of the Purchase Price, which is represented by the Holdback, shall be paid as herein provided, (i) fifty percent (50%) of the Holdback shall be paid to Seller upon Seller’s completion in all material respects of the delivery requirements set forth in the Transfer Instructions and Purchaser’s receipt of seventy-five percent (75%) of the Recorded Assignments, (ii) an additional twenty-five percent (25%) of the Holdback will be paid to Seller upon Purchaser’s receipt of ninety-five percent (95%) of the Recorded Assignments, and (iii) the balance of the Holdback will be paid to Seller upon Seller’s completion of all delivery requirements set forth in this Agreement. Notwithstanding the foregoing, Purchaser may elect to withhold such portion of the Holdback as Purchaser determines, in good faith, is equivalent to the out-of-pocket damages and expenses it reasonably expects to sustain if any of Seller’s representations and warranties are found to be untrue in any material respect or if Seller has otherwise materially defaulted under this Agreement and Seller has been placed on notice for such default or misrepresentation, and as of the date such payment of the Holdback is due, such default or defaults have not been cured to the reasonable satisfaction of Purchaser. Provided, however, Purchaser shall fund the Holdback or such portion thereof as is due to Seller at such time as the misrepresentations or defaults have been cured.

(d)  Any amounts owed to Purchaser by Seller due to Buy-Down Funds or Related Escrow Accounts shall be transferred to Purchaser by Seller by wire transfer of federal funds within two (2) Business Days after the Sale and Transfer Date, based upon the schedule delivered by Seller to Purchaser as provided in paragraph 11 herein.

(e)  If, subsequent to the payment of the Purchase Price or the payment of any amounts due hereunder to either party, the outstanding principal balance of any of the Mortgage Loans is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, the party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other party concerning the accuracy of such reconciliation. Such amounts shall be paid by the proper party within ten (10) Business Days from receipt of satisfactory written verification of amounts due.

3.4  Adjustments to Purchase Price

(a)  In the event an Investor does not approve the transfer of its Mortgage Loans as contemplated in this Agreement and if Purchaser does not terminate the Agreement as provided in subparagraph 2.2, then Seller shall repurchase the Servicing of the affected Mortgage Loans in accordance with subparagraph 12.2; provided, however, that if the net average service fee of the remaining Mortgage Loans is less than 0.2516%, the Purchase Price will be reduced by multiplying 3.478 times the true net servicing fee (e.g. net service fee of 0.25% times 3.478 equals a purchase price of 0.87%, a .05 basis point reduction).

(b)  In the event of the termination of the Servicing by an Investor as to any of the Mortgage Loans, through no fault of Purchaser, within eighteen (18) months from the Sale and Transfer Date (the date of the notice from the Investor shall be considered the termination date for the purpose of this subparagraph) and for which a termination fee is not paid or is less than the Purchase Price paid for such Mortgage Loans, then Seller agrees to reimburse Purchaser for the Purchase Price paid for the Servicing with respect to such Mortgage Loans, less any termination fees paid to Purchaser, in relation to such Servicing as follows:

(i)  Months 1 - 12: 100%

(ii)  Months 13 - 18: 75%

4.  COVENANTS OF PURCHASER. Purchaser shall, subject to the terms and conditions of this Agreement, pay, perform and discharge or cause to be paid, performed, and discharged all of the obligations relating to the Servicing, Buy-Down Funds and Related Escrow Accounts assigned to Purchaser from and after the Sale and Transfer Date. Purchaser further agrees to accept and assume such obligations relating to the Servicing and the Mortgage Loans as shall be required by the Investors and as provided in the agreements and documents executed by the parties pursuant to subparagraph 2.3 of this Agreement.

5.  COVENANTS OF SELLER. Seller covenants and agrees with Purchaser as follows:

(a)  Remaining Obligations. Seller shall pay, perform or discharge all of its liabilities and obligations accruing before the Sale and Transfer Date relating to the Servicing, the Related Escrow Accounts and the Mortgage Loans, to the extent the same are unpaid or unfulfilled on the Sale and Transfer Date and except as expressly assumed by Purchaser pursuant to the terms hereof.

(b)  Servicing Income. All monies received by Seller after the Sale and Transfer Date relating to the Mortgage Loans and the Accounts Receivable shall be promptly turned over to Purchaser and all servicing fees and Ancillary Income accruing after the Sale and Transfer Date with respect to the Servicing shall inure to the benefit of Purchaser.

(c)  Correction of Material Errors. Seller shall, at the request of Purchaser, make a good faith effort and diligently pursue the correction of any material errors or deficiencies in any of the Mortgage Loans or related loan documentation. For purposes of this provision, material shall refer to errors or deficiencies which are required to be corrected by the Investors.

(d)  Assignment and Transfer. Unless previously recorded in the Investor’s name or MERS®, as evidenced of record in the Mortgage Loan file, Seller shall, at its expense, cause to be prepared, executed, and, where applicable, recorded all documents necessary to legally transfer and assign all right, title and interest in and to the Servicing of the Mortgage Loans from Seller to Purchaser including, without limitation, the Mortgage Note endorsements, assignments in recordable form from Purchaser to blank (if required by Investor Guidelines) and the Recorded Assignments. Seller shall provide a special purpose resolution authorizing those officers of Purchaser to sign such documents on Seller’s behalf. Seller shall be responsible for obtaining and shall pay the cost of securing the approval of the Investors, including payment of any investor fees, sub-servicer fees or transfer fees due. In addition,

 Seller shall pay any costs related to (i) obtaining the release of the Mortgage File and related Mortgage Loan documents from the custodian of the Mortgage Loans, (ii) the cost of shipping the Mortgage File and related Mortgage Loan documentation to Purchaser or a custodian designated by Purchaser, and (iii) obtaining and delivering complete master file tape information and any other electronically stored information.

(e)  Tax Payments. Provided the tax bill has been released by the taxing authority prior to the Sale and Transfer Date, Seller shall pay to Purchaser any penalty charges or the amount of any discounts lost as a result of a failure to pay tax bills with respect to Mortgage Loans as to which a Related Escrow Account is maintained, which are due and payable on or before the Sale and Transfer Date or thirty (30) days subsequent thereto, which are subsequently incurred by Purchaser.

(f)  Defects. If any Mortgage Loan, including the Related Escrow Account for such Mortgage Loan, is found defective or deficient as a result of acts or omissions prior to the Sale and Transfer Date in accordance with Investor Guidelines or such defect or deficiency limits the Purchaser’s ability to properly service the Mortgage Loan, other than as a result of a servicing error by Purchaser after the Sale and Transfer Date, Seller shall upon written notification by Purchaser (i) correct or cure the defect (or defend the asserted defect to the Investor in good faith to the reasonable satisfaction of the Purchaser) to the reasonable satisfaction of Purchaser and/or Investor within thirty (30) days or such time period allowed by the Investors, or if such defect cannot be cured within such time period, (ii) repurchase the Servicing with respect to the affected Mortgage Loan from Purchaser and repurchase the Mortgage Loan from Purchaser if Purchaser is required to purchase such Mortgage Loan from the Investor, as provided in subparagraph 12.2 of this Agreement, and (iii) hold harmless and indemnify Purchaser from any and all claims, demands, liabilities or losses incidental thereto including reasonable attorney’s fees and costs.

(g)  Casualty Loss. Seller shall be liable for any loss incurred by Purchaser as the result of a casualty loss to any property subject to a Mortgage Loan where the loss occurs either prior to or on the Sale and Transfer Date for such Mortgage Loan, if such loss is the direct result of the expiration of any such insurance policies prior to the Sale and Transfer Date or is due to the insufficiency (in accordance with Investor Guidelines) of any such insurance coverage. Further, if any insurance coverage is insufficient in accordance with Investor Guidelines, Seller warrants to Purchaser that the costs incurred for providing such insurance are secured by the Mortgage Loan and payable by the Mortgagor under the Mortgage Loan. In the event there is no evidence of insurance coverage on any Mortgage Loan as of the Sale and Transfer Date for such Mortgage Loan, Seller shall provide such evidence within five (5) days of written request by Purchaser or shall be responsible for the cost of Purchaser’s obtaining the necessary insurance coverage to the extent such costs are not otherwise due, collectible, and payable by the Mortgagor under the Mortgage Loan.

(h)  No Solicitation or Refinancing. After the Sale and Transfer Date, neither Seller nor any affiliate, parent, subsidiary, sub-servicer, or agent of Seller (the “Related Parties”) shall, during the remaining term of any of the Mortgage Loans, (a) use information derived from the origination, sale, or servicing of the Mortgage Loans to refinance any Mortgage Loan, or (b) solicit in any manner any of the Mortgagors of the Mortgage Loans for the purpose of refinancing or the sale of any other products. For purposes of this subparagraph, advertising directed to i) the general public, (ii) generic statement stuffers to Seller’s banking customers, (iii) general mailings to all Seller’s banking customers, and (iv) mailings to parties whose names were obtained through commercially available mailing lists shall not be deemed to be a prohibited solicitation. Seller shall not direct any promotion or creation of a mass mailing list nor shall Seller use a mass mailing list prepared where such mailing list is structured to target Mortgagors of the Mortgage Loans.

In the event Seller or the Related Parties violate the above covenant, Seller shall, upon demand by Purchaser, pay to Purchaser a sum equal to the Purchase Price paid by Purchaser for the Servicing with respect to each Mortgage Loan which Seller or Related Parties has refinanced for a period of time three (3) months before the violation and three (3) months after the violation. Provided that such violation is within three (3) months of the Sale and Transfer Date, Purchaser shall receive a full six (6) months protection from the Seller as to any violation.

(i)  Prepaid Mortgage Loans. Seller shall reimburse Purchaser upon demand for the Purchase Price paid for any Servicing with respect to Prepaid Mortgage Loans. In the event the Sale and Transfer Date is extended by the Seller, the number of days during which Purchaser will be entitled to prepayment protection from Seller, as contemplated herein, shall be extended for a like number of days.

(j)  Compliance with Obligations. Prior to the Sale and Transfer Date, Seller shall comply in all material respects with all of its obligations under all contracts to which it is a party and with all applicable laws, regulations and other guidelines of the Investors which might affect any of the Servicing of the Mortgage Loans being purchased by Purchaser hereunder and Seller will do no act or thing which may cause the cancellation of or otherwise materially and adversely affect any of the Servicing.

(k)  Investor Reports/Remittances. Seller has filed or timely will file all reports and remittances required by Investor Guidelines. As of the Sale and Transfer Date, Seller will be in compliance with all applicable federal, state and municipal laws, regulations and ordinances affecting the Servicing of the Mortgage Loans. Seller shall report the interest payments of the Mortgagors under the Mortgage Loans and other related payments and disbursements made during the period prior to the Sale and Transfer Date, during which period Seller serviced or sub-serviced the Mortgage Loans. Seller shall be responsible for providing Purchaser with accurate Tax Identification Numbers on all of the Mortgagors of the Mortgage Loans and shall reimburse Purchaser or successfully contest the Internal Revenue Service for any Internal Revenue Service penalties incurred by Purchaser for any tax years prior to the Sale and Transfer Date as to Tax Identification Number errors in the Mortgage Loan data base.

(l)  Investor Approval. The sale and assignment of Servicing under this Agreement is subject to the consent and approval of the Investors. Seller agrees to (i) pay all costs and fees relating to obtaining such approval, and (ii) use due diligence to obtain such approval. Purchaser will assist Seller and complete any documentation and supply any information reasonably required in order to obtain the approval of the Investors. If the unconditional consent of an Investor is not received by the Business Day prior to the Sale and Transfer Date or within such later date as Purchaser may approve in writing, or if such consent is given only upon terms which are not reasonably acceptable to Purchaser, then Purchaser may elect to terminate this Agreement as provided in subparagraph 2.2, or to exclude the Mortgage Loans for which Investor Approval was not obtained with a commensurate reduction in the Purchase Price. In the event Purchaser elects to terminate this Agreement as provided above, Purchaser will provide written notice to Seller. Within three (3) Business Days after notice of termination is given by Purchaser, Seller shall immediately refund to Purchaser any portion of the Purchase Price received by Seller, if any, and Purchaser shall re-convey any portion of the Transferred Assets delivered to Purchaser from Seller immediately upon termination. In the event Investor consent is not granted due to the acts, errors or omissions of a party hereto, then such party shall reimburse the party not at fault for its unreimbursed costs and expenses associated with this Agreement, including its reasonable attorney’s fees and costs.

(m)  Optional Insurance Premiums. If, at any time after the Sale and Transfer Date, Purchaser determines that Seller received unearned optional insurance premiums from any Mortgagor(s), Seller shall, upon demand from Purchaser reimburse Purchaser therefor within ten (10) days of Purchaser’s written request for such reimbursement. Additionally, Seller shall indemnify and hold

 Purchaser harmless from any and all other claims and demands of the Mortgagors relating to optional insurance policies and premiums collected in connection therewith prior to the Sale and Transfer Date.

(n)  Tax and Flood Reporting Service. Seller shall, at its expense, provide Purchaser with transferable full service lifetime flood servicing contracts on all Mortgage Loans. Seller shall pay all costs, if any, associated with transferring such contracts to Purchaser. Seller shall provide to Purchaser, in electronic format, tax parcel numbers. Purchaser shall be responsible for the cost and procurement of tax servicing contracts.

(o)  Master Commitments. Subject to Purchaser’s agreement to treat such information as confidential and subject to Seller’s right to withhold or redact any information as it deems reasonably necessary to comply with applicable law or Investor Guidelines, Seller shall provide to Purchaser upon request copies of all commitments under which the Mortgage Loans were sold to the Investors.

(p)  ARM Adjustments. Seller shall make all appropriate rate and payment adjustments, as applicable, in accordance with each adjustable rate Mortgage Note prior to the Sale and Transfer Date.

(q)  Custodial Account Adjustments. On or before the Sale and Transfer Date, Seller shall correct and fund all cash and collateral deficiencies with respect to the custodial accounts as required by Investor Guidelines. In the event such adjustments are not made promptly and the funds paid to Purchaser, then Purchaser may deduct the amounts which it calculates to be due and payable from the Holdback.

(r)  Mortgage Loans in Litigation. On or before ten (10) Business Days prior to the Sale and Transfer Date, Seller shall disclose to Purchaser, in writing, all Litigation relating to any Mortgage Loan. Purchaser shall have the right to exclude any such Mortgage Loan from this Agreement.

6.  POST CLOSING REQUIREMENTS. The Seller and Purchaser agree to complete the following subsequent to the Sale and Transfer Date:

(a)  Assignments. As provided for in subparagraph 5(d), Seller shall be responsible for preparing and delivering all documents necessary to legally transfer and assign all right, title and interest in and to the Servicing of the Mortgage Loans, including the Recorded Assignments. Seller shall send the Recorded Assignments for recording on the Sale and Transfer Date. Seller shall diligently pursue obtaining the Recorded Assignments and shall deliver same to Purchaser immediately upon receipt.

(b)  Seller shall diligently pursue obtaining all documentation required for the due transfer of the Servicing to Purchaser and for delivering such documentation to Purchaser within the prescribed time limits set forth in the Investor Guidelines.

(c)  Seller shall deliver, or cause to be delivered to Purchaser within two (2) Business Days after the Sale and Transfer Date, all Mortgage Files.

(d)  Purchaser shall report the interest payments of the Mortgagors of the Mortgage Loans and other related payments and disbursements received and applied, which are required to be reported, for the period from and after the Sale and Transfer Date.

7.  REPRESENTATIONS AND WARRANTIES OF SELLER.

The representations and warranties of Seller contained in this Agreement shall continue and survive the purchase of the Servicing and the delivery and assignment to Purchaser of such Servicing and shall inure to the benefit of Purchaser, its successors and assigns. Purchaser is purchasing, and any subsequent transferee or assignee will assume or purchase, the Servicing in reliance on the truth and accuracy of each such representation or warranty. In addition to representations and warranties made elsewhere in this Agreement, Seller represents and warrants to Purchaser, as of the Sale and Transfer Date, as follows:

7.1  Due Incorporation and Good Standing. Seller is a commercial bank, duly organized and validly existing under the laws of the State of Indiana. Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations (or is exempt from same) to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing require it to be qualified or licensed.

7.2  Authority and Capacity. Seller has all requisite corporate power, authority and capacity to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder. Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement.

7.3  Effective Agreement. The execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement is a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable insolvency, bankruptcy, reorganization, moratorium, or similar laws and principles of equity. Any requisite consents or approvals of third parties (including the Investors and any other applicable regulatory authorities) to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and thereby by Seller have been or will be obtained prior to the Sale and Transfer Date or such other earlier date as expressly provided herein.

7.4  No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby, nor compliance with its terms and conditions, shall (a) violate, conflict with, result in a material breach of, constitute a default under any of the terms, conditions or provisions of the Articles of Incorporation or By Laws or any similar corporate or organizational documents of Seller, or other agreement or instrument to which Seller is now a party or by which Seller is bound, or of any law, ordinance, rule or regulation of any governmental authority applicable to Seller, or of any order, judgment or decree of any court or governmental authority applicable to Seller, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing or any of the Mortgage Loans or the properties or assets of Seller.

7.5  Approvals and Compliance. Seller is approved and in good standing with the Investors. Seller is not in default with respect to Seller’s obligations under Investor Guidelines, and Seller is in compliance in all material respects with all applicable laws, regulations, rules and requirements (including, without limitation, the rules, regulations and requirements of the Investors, to the extent applicable) relating to the Servicing.

7.6  Filing of Reports. Seller has filed all reports required by the Investors with respect to the Mortgage Loans and the Servicing, and Seller has complied in all material respects with federal, state and municipal laws, regulations and ordinances affecting the Mortgage Loans and the Servicing. Seller has filed all IRS Forms, as appropriate, which are required to be filed with respect to the Servicing.

7.7  Related Escrow Accounts. All Related Escrow Accounts required to be maintained by Seller have been established and continuously maintained in accordance with Applicable Requirements. Except as to payments which are past due under the Mortgage Loans, all Related Escrow Account balances required by the Mortgage Loans and paid to Seller for the account of the Mortgagors under the Mortgage Loans are on deposit in the appropriate Related Escrow Accounts. Within the last twelve (12) months, Seller has analyzed the payments required to be deposited into the Related Escrow Account, other than with respect to Mortgage Loans in Bankruptcy or in Foreclosure, and adjusted the payment thereto in order to eliminate any deficiency it may have discovered.

7.8  Accounts Receivable. The Accounts Receivable are valid and subsisting accounts owing to Seller, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set offs or claims of the account debtor arising from acts or omissions of, or otherwise known to, Seller.

7.9  The Mortgage Loans.

(a)  Investor Requirements. Each Mortgage Loan conforms in all material respects to the requirements and specifications of the Investors.

(b)  Enforceability of Mortgage Loan. The Mortgage Note and the related Mortgage Loan are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage Loan had legal capacity to execute the Mortgage Note and the Mortgage Loan and each Mortgage Note and Mortgage Loan have been duly and properly executed by such parties. None of the Mortgage Loans are subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Loan, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage Loan unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto.

(c)  Disbursement. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on site or off site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. There is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor.

(d)  Priority of Lien. Each Mortgage Loan has been duly acknowledged and recorded and is a valid and subsisting first lien and the mortgaged property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Loan, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage Loan or the use, enjoyment, value or marketability of the related mortgaged property. There are no mechanics or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the mortgaged property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage Loan. A valid mortgagee’s title policy or attorney’s opinion letter which meets Investor Guidelines has been issued and is and shall remain in full force and effect for each such Mortgage Loan in an amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Loan is a valid first lien on the mortgaged property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Loan, subject to the exceptions set forth in this subparagraph, and otherwise in compliance with the requirements of the Investors and the applicable insurer. All tax identifications and property descriptions are legally sufficient; tax segregation, where required, has been completed. The failure of Seller or any servicer to have recorded intervening assignments of the Mortgage Loan will not cause a delay in the subsequent release of any Mortgage Loan or otherwise subject Purchaser to any liabilities or costs.

(e)  No Default/No Waiver. There is no default, breach, violation or event of acceleration (except as disclosed by Seller to Purchaser prior to the Sale and Transfer Date) existing under any Mortgage Loan, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration. The terms of the Mortgage Loan have in no way been waived, impaired, changed or modified, except by written instrument which has been recorded, if necessary, and approved by the Investors. Seller has not advanced its funds to cure a default or delinquency with respect to any such Mortgage Loans, except for advances made to pay for items subject to the escrow for the Mortgage Loans.

(f)  Application of Funds. All payments received by Seller or any prior servicer with respect to any Mortgage Loans have been remitted and properly accounted for as required by Applicable Requirements. All funds received by Seller or any prior servicer in connection with the satisfaction of Mortgage Loans, including but not limited to foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate principal and interest account or taxes and insurance account included among the Related Escrow Accounts, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the mortgaged property or as otherwise required by Applicable Requirements or are and will be in one of the Related Escrow Accounts on the Sale and Transfer Date. The unpaid balances of the Mortgage Loans are as stated in the Mortgage Files to be delivered to Purchaser.

(g)  Compliance with Laws. Seller and any other party originally named as payee under the Mortgage Notes have complied, and Seller will continue to comply through the Sale and Transfer Date, with every applicable federal, state, or local law, statute, and ordinance, and any rule, regulation, or order issued thereunder, pertaining to the subject matter of this Agreement, including, without limitation, real estate settlement procedures, anti-predator laws, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws. Each party originally named as payee under the Mortgage Notes and as mortgagee under the related Mortgage Loan was qualified to do business, and had all requisite licenses, permits and approvals, in the state in which the applicable mortgaged properties are located as well as the states in which such notes or mortgages were executed.

(h)  Taxes. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the Mortgage Loans required to be paid by Seller have been paid as required pursuant to Applicable Requirements and as herein provided.

(i)  Insurance. All mortgaged properties are currently insured against loss by fire, hazards or extended coverage insurance policies in accordance with Applicable Requirements and in an amount at least equal to the outstanding principal balance of the applicable Mortgage Loans or, where applicable, carry a sufficient amount of guaranteed replacement cost coverage unless prohibited by applicable state law. If required by the Flood Disaster Protection Act of 1973, each such property is covered by a flood insurance policy in an amount not less than the lesser of (i) the outstanding principal balance of the applicable Mortgage Loan, or (in) the maximum amount of insurance that is available under such Act. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid.

(j)  Damage; Condemnation. As of the Sale and Transfer Date, to the best of the Seller’s knowledge, there exists no physical damage to the mortgaged property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would cause any Mortgage Loan to become delinquent or adversely affect the value or marketability of any Mortgage Loan, the Servicing or the mortgaged property or the eligibility of the Mortgage Loan for insurance benefits, or the amount of insurance benefits, by any Insurer. To the best of Seller’s knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the mortgaged property.

(k)  Pools. All pools relating to the Mortgage Loans have been initially certified, finally certified and/or re-certified in accordance with Applicable Requirements and Investor Guidelines. All Pools relating to the Mortgage Loans shall be, when transferred to Purchaser, eligible for recertification by Purchaser’s custodian, and Seller will be responsible for curing any deficiencies, unless caused by Purchaser, that must be cured in order for Purchaser to obtain such recertification. The principal balance outstanding and owing on the Mortgage Loans in each pool equals or exceeds the amount owing to the corresponding security holder of such pool.

(l)  Mortgage File. The Mortgage File contains each of the documents and instruments specified to be included therein and required to be maintained by the Investors, duly executed and in due and proper form. Each such document or instrument is genuine and in form acceptable to the Investors and the information contained therein is true, accurate and complete in all material respects.

(m)  Good Title. The sale, transfer and assignment by Seller to Purchaser of the Servicing, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to Investor Guidelines or other contractual provisions, are, or will be on the Sale and Transfer Date, valid and enforceable in accordance with their terms and will effectively vest in Purchaser good and marketable title to the Servicing, free and clear of any and all liens, claims, or encumbrances, except for those encumbrances required by Investor Guidelines. Seller has not previously assigned, transferred or encumbered the Servicing. There are no contracts affecting the Servicing for the Mortgage Loans to which Purchaser will be bound and no other party has any interest in the Servicing except as required or permitted under Investor Guidelines.

(n)  Origination, Sale and Collection Practices. The origination, sale and collection practices used by Seller or any prior originator or servicer with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage lending business and consistent with Applicable Requirements. With respect to escrow deposits and payments in those instances where such were required, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments or other charges or prepayments due to the Mortgagor have been capitalized under any Mortgage Loan or the related Mortgage Note.

(o)  Hazardous Material. To the best of Seller’s knowledge, no hazardous material, including oil and asbestos, is present on, in, at or under the mortgaged property securing a Mortgage Loan such that (a) the value of such mortgaged property is materially and adversely affected, or (b) under applicable federal, state or local law, (i) such hazardous material would be required to be eliminated before such mortgaged property could be altered, renovated, demolished or transferred or (ii) the presence of such hazardous material would (upon action by the appropriate governmental authorities) subject the owner of such mortgaged property, or the holder of a security interest therein, to liability for the cost of eliminating such hazardous material or the hazard created thereby.

7.10  Insurance. Error and omissions and fidelity insurance coverage, in amounts as required by the Investors, is in effect with respect to Seller and will be maintained until the transactions contemplated by this Agreement have been consummated in accordance with the terms hereof and thereof.

7.11  Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to the knowledge of Seller, threatened, or any order, injunction or decree outstanding, against or relating to Seller that could have a material adverse effect upon the Servicing being purchased by Purchaser hereunder with respect to any Mortgage Loan or the performance by Seller of its obligations under Investor Guidelines, or result in loss or liability to Purchaser, nor does Seller know of any basis for any such litigation, claim, demand, proceeding, or governmental investigation.

7.12  No Accrued Liabilities. There are no accrued or contingent liabilities of Seller with respect to the Mortgage Loans or Servicing or circumstances under which such accrued or contingent liabilities will arise against Purchaser, with respect to occurrences prior to the Sale and Transfer Date. In the event any termination or transfer fee relating to the Servicing may be outstanding on the Sale and Transfer Date, Seller assumes full responsibility for any such fee.

7.13  Offering Information. The Offering Information was true and correct in every material respect as of the date such materials were furnished to Purchaser. The trial balances utilized in the computation of the payments of the Purchase Price are true and correct in all material respects.

7.14  Statements Made. All of the representations and warranties of Seller in this Agreement or furnished to Purchaser in any instrument or document in connection herewith, including, without limitation, the Offering Information and the Offering Memorandum, (which instruments or documents shall be deemed to be a part of this Agreement) are true in all material respects as of the date of this Agreement and will be true in all material respects as of the Sale and Transfer Date. None of the written representations, information or documentation furnished or to be furnished by Seller to Purchaser in this Agreement or in the transactions contemplated hereby has materially changed since it was made or furnished, nor is it or will it become materially false or misleading, nor does it or will it contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements in light of the circumstances in which they are made not misleading.

7.15  No Cooperative Loans. None of the Mortgage Loans are secured by liens or security interests on cooperative properties.

7.16  No Recourse Loans. None of the Mortgage Loans have Recourse Obligations, except as described on Appendix V attached hereto.

8.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  The representations and warranties of Purchaser contained in this Agreement shall continue and survive the purchase of the Servicing and the delivery and assignment to Purchaser of such Servicing and shall inure to the benefit of Seller, its successors and assigns. In addition to representations and warranties made elsewhere in this Agreement, Purchaser represents and warrants to Seller, as of the Sale and Transfer Date, as follows:

8.1  Due Incorporation and Good Standing. Purchaser is a federal savings association and validly existing under the laws of the United States. Purchaser has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations (or is exempt from same) to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing require it to be qualified or licensed.

8.2  Authority and Capacity. Purchaser has all requisite corporate power, authority, and capacity to enter into this Agreement and, subject to appropriate regulatory approval, to perform the obligations required of it hereunder.

8.3  Enforceability. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser, subject to applicable insolvency, bankruptcy, reorganization, moratorium, or similar laws and principles of equity.

8.4  Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser and consummation of the transaction contemplated hereby and thereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been duly and validly executed and delivered by Purchaser. Any requisite consents or approvals of third parties (including applicable regulatory authorities) to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and thereby by Purchaser have been or will be obtained prior to the Sale and Transfer Date or such other earlier date as expressly provided herein. The execution and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transaction contemplated (assuming receipt of the various consents required to be obtained by Seller pursuant to this Agreement) will not violate any provision of law applicable to it and will not conflict with the terms or provisions of its charter or by-laws, or any other instrument relating to the conduct of its business or the ownership of its property, or any other agreement , order, decree or judgment to which Purchaser is a party or subject, or by which it or its assets are bound.

8.5  Statements Made. No representation, warranty, or statement made by Purchaser in this Agreement or in any document referred to herein or in any schedule, statement, or certificate hereafter furnished pursuant to this Agreement or in connection with the transactions between Seller and Purchaser provided for in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make such statements not misleading.

8.6  Investor Good Standing. Purchaser is an approved Investor servicer and is in good standing with the Investors as required in order to perform the Servicing.

8.7  Litigation; Compliance with Laws. There is no litigation, proceeding or governmental investigation pending or, to the knowledge of Purchaser, threatened, or any order, injunction or decree outstanding, against or relating to Purchaser which would materially and adversely affect the ability of Purchaser to execute, deliver, and perform the terms of this Agreement, nor does Purchaser know of any basis for any such litigation, proceeding, or governmental investigation. Purchaser has not violated any applicable state or federal law governing mortgage lending, including but not limited to, the Real Estate Settlement Procedures Act, Truth-in-Lending Act, Fair Credit Reporting Act, Equal Credit Opportunity Act, usury laws, or any other regulation, ordinance, order, or decree, or any other requirement of any governmental body or court, which would materially and adversely affect the ability of Purchaser to execute, deliver, and perform the terms of this Agreement.

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser under this Agreement are subject to Purchaser’s satisfaction as to each of the following conditions (unless waived in writing by Purchaser):

9.1  Correctness of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Sale and Transfer Date. All such representations and warranties are continuing and shall survive closing and funding pursuant to this Agreement.

9.2  Compliance with Conditions. All of the terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Sale and Transfer Date shall have been duly complied with and performed to the reasonable satisfaction of Purchaser.

9.3  Opinion of Counsel for Seller. Seller shall cause to be delivered to Purchaser, prior to the Sale and Transfer Date, opinion from counsel to Seller, in form and substance reasonably satisfactory to counsel to Purchaser, to the effect that: (i) Seller has been duly organized and is validly existing in the jurisdiction of its organization; (ii) Seller has full corporate power and authority under its organizational documents to enter into and deliver the Closing Documents and to perform the obligations required of it thereunder, in particular, the power and authority to transfer all right, title, and interest in the Transferred Assets and the Accounts Receivable, (iii) the Closing Documents have been duly authorized, executed and delivered by Seller and do not and will not conflict with any of the terms of Seller’s organizational documents or any other corporate governing instruments and will not conflict with any material agreement, indenture, or other instruments which are binding on Seller, (iv) other than Foreclosure actions in which Seller is the plaintiff, there is no litigation, proceeding, or governmental investigation existing, pending, or threatened, or any order, injunction, or decree outstanding, against or relating to Seller, which is expected to have a material adverse effect upon (a) the rights being transferred to Purchaser hereunder after the Sale and Transfer Date, or (b) the obligations of Seller under the Closing Documents which has not been disclosed by Seller to Purchaser or its counsel in writing, (v) the Closing Documents constitute a legal, valid and binding obligation of Seller, subject to applicable insolvency, bankruptcy reorganization, moratorium or similar laws and principles of equity.

9.4  Corporate Resolution. Purchaser shall have received a duly executed Secretary’s Certificate certifying that (i) the Board of Directors of Seller has specifically approved the sale of Servicing pursuant to this Agreement, (ii) such approval is reflected in the minutes of the meetings of Seller’s Board of Directors and (iii) Seller’s Board of Directors has authorized certain officers (as listed in an incumbency certificate to be provided to Purchaser) to execute this Agreement and all other documents necessary to consummate the transactions contemplated herein. A copy of such Board resolution shall be attached to the Secretary’s Certificate. In addition, Seller shall have provided to Purchasers the special purpose resolution required under subparagraph 5(d) of the Agreement.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller under this Agreement are subject, at Seller’s option, to the satisfaction, at or prior to the Sale and Transfer Date, of each of the following conditions:

10.1  Correctness of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects and shall continue to be true and correct in all material respects on the Sale and Transfer Date.

10.2  Compliance with Conditions. All of the terms, conditions, and covenants of this Agreement required to be complied with and performed by Purchaser at or prior to the Sale and Transfer Date shall have been duly complied with and performed.

10.3  Opinion of Counsel for Purchaser. Seller shall have received an opinion from counsel to Purchaser in connection with this transaction, prior to or on the Sale and Transfer Date, in form and substance reasonably satisfactory to counsel to Seller, to the effect that: (i) Purchaser is a federal savings bank under the laws of the United States and its status is active, (ii) Purchaser has full corporate power and authority under its organizational documents to enter into and deliver this Agreement and to perform the obligations required of it hereunder, (iii) the execution, delivery, and performance of this Agreement by Purchaser has been duly authorized and does not and will not conflict with any of the terms of Purchaser’s organizational documents, and (iv) this Agreement constitutes legal, valid, and binding obligations of Purchaser enforceable under applicable law, provided however, such statement shall not be construed as an opinion as to the enforceability of any specific provision of this Agreement.
11.  SCHEDULE OF SERVICING. Within two (2) Business Days following the Sale Date, Seller shall deliver to Purchaser via email to carolyn.cragg@everhomemortgage.com an electronic schedule of the Mortgage Loans in Excel format reflecting the information as of the close of business on the Sale Date. The schedule shall contain the following information with respect to each Mortgage Loan: (i) Investor name, (ii) loan number, (iii) the Mortgagor’s name, (iv) address of mortgaged property, (v) unpaid principal balance, (vi) the interest rate provided in the Mortgage Note, (vii) next date on which the mortgage payment is due, (viii) type of loan, (ix) amount held in escrow for the account of the Mortgagor, (x) monthly principal and interest installment, (xi) monthly escrow installment, (xii) Accounts Receivable, (xiii) net Servicing fee, (xiv) Bankruptcy code, as applicable, and (xv) Foreclosure code, as applicable.

12.  INDEMNIFICATION OF PURCHASER AND SELLER.

12.1  Indemnification of Purchaser. Without regard to any knowledge qualifier, Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for any and all liabilities, losses, damages, deficiencies, claims, penalties, fines, costs or expenses, including without limitation reasonable attorneys’ fees and court costs in preparation for or at trial, on appeal or in bankruptcy (“Seller’s Indemnified Matters”) incurred by Purchaser after the Sale and Transfer Date to the extent that Seller’s Indemnified Matters result from:

(a)  any written misrepresentations made by Seller in this Agreement or in any schedule, statement, Appendix, or certificate furnished pursuant to this Agreement, the Offering Information, the Offering Memorandum or in connection with any of the foregoing;

(b)  any breach of a representation or warranty by Seller, or the non-fulfillment of any covenant of Seller contained in this Agreement or in any schedule, statement, Appendix, or certificate furnished pursuant hereto;

(c)  any defect in any Mortgage Loan existing as of the Sale and Transfer Date (including those defects subsequently discovered by Purchaser) which adversely affects the Mortgage Loans, the value of the Servicing, or which is required to be cured pursuant to Investor Guidelines;

(d)  acts or omissions of Seller, any originator of Third Party Originated Loans or any prior servicer with respect to issuer, originator, or lender responsibilities pursuant to Investor Guidelines, or Applicable Requirements, or acts or omissions by any of the foregoing relating to the Servicing prior to the Sale and Transfer Date, including, but not limited to, compliance with all applicable Investor

Guidelines, incomplete or erroneous loan documentation, fraud at origination by any party, unapproved assumptions, data base errors and omissions, inaccurate Tax Identification Numbers on the Mortgagors of the Mortgage Loans, improper escrow disbursements, unrecoverable Accounts Receivable, misquoted payoffs, misapplied payments, failure to file timely notice of default or failure to pay or to provide evidence of payment of taxes, insurance or other charges, including penalties and interest, or hazard insurance claims not covered by insurance;

(e)  the failure or inability of Seller to produce the payment history on any Mortgage Loan from the date of origination thereof;

(f)  any Recourse Obligation; or

(g)  any litigation, including without limitation, class action lawsuits due to acts or omissions prior to the Sale and Transfer Date.

Purchaser agrees to promptly notify Seller in writing of the existence of any fact known to Purchaser giving rise to any obligations of Seller under this Paragraph 12 and, in the case of any claim or any litigation brought by a third party which may give rise to any such obligations, Purchaser agrees to promptly notify Seller of the making of such claim or the commencement of such action by a third party as and when the same become known to Purchaser. Purchaser shall have the right to settle any claim for $5,000 or less; provided that each such settlement shall be made in good faith and provided further that the aggregate amount of claims so settled in accordance with this sentence without Seller’s consent shall not exceed $25,000. Seller shall be entitled to participate in the defense of any action brought by a third party against Purchaser which may give rise to an obligation of Seller and, at its election, to direct the defense thereof at its own expense if the claim exceeds $5,000.

All indemnifications, representations, and warranties under this Agreement shall survive termination and/or consummation of this Agreement and may be assigned by Purchaser to any subsequent purchaser of the Servicing.

12.2  Repurchase of Mortgage Loans and Servicing. In the event Purchaser discovers that any of the representations and warranties made in this Agreement by Seller were not accurate in any material respect at the time they were made by Seller, or if there exists a basis to demand indemnification under subparagraph 12.1 hereof and subject to the cure provision in subparagraph 5(f) herein, in addition to any other rights and remedies it may have hereunder, at law or in equity, Purchaser, subject to any limitations of the Investors, may demand that Seller repurchase from Purchaser either (i) the Servicing as to those Mortgage Loans which are affected by the inaccurate representation and warranty, or (ii) in the event the Investor demands the repurchase of the Mortgage Loan, such Mortgage Loan or the related mortgaged property. The repurchase price under this subparagraph for any repurchased Servicing shall equal the sum of (w) purchase percentage paid in accordance with subparagraph 3.1 herein times the unpaid principal balance at the time of repurchase, (x) if the repurchase includes the Mortgage Loan, the aggregate unpaid principal balance at the time of repurchase of the Mortgage Loan and all accrued and unpaid interest thereon at the time of repurchase by Seller, (y) all sums paid by Purchaser as to such Mortgage Loan for the related Accounts Receivables to the extent Purchaser has not been reimbursed for such Accounts Receivables by the respective Mortgagors or otherwise, and (z) all other reasonable and customary unreimbursed out-of-pocket costs, expenses and advances incurred by Purchaser in connection with such Mortgage Loan after the Sale and Transfer Date. After the Seller has the opportunity to cure such defect or deficiency in accordance with subparagraph 5(f) herein and such defect or deficiency cannot be cured and Seller is required to either purchase a Mortgage Loan or repurchase Servicing related to a Mortgage Loan from Purchaser, such purchase or repurchase shall be accomplished within fifteen (15) Business Days following receipt from Purchaser of written demand pursuant hereto. If Seller fails for any reason to purchase or repurchase within the time period required under this Agreement, an additional penalty of $1,000.00 will be assessed for each additional fifteen (15) day period until such purchase or repurchase payment is received by Purchaser. Upon completion of such purchase or repurchase by Seller, Purchaser shall forward to Seller all servicing records and all documents relating to such repurchased Servicing or purchased Mortgage Loan.

12.3  Indemnification of Seller. Purchaser shall indemnify and hold Seller harmless from and will reimburse Seller for any losses, damages, deficiencies, claims, penalties, fines, costs or expenses, including reasonable attorney’s fees and court costs at trial or on appeal (“Purchaser’s Indemnified Matters”), incurred by Seller after the Sale and Transfer Date to the extent that Purchaser’s Indemnified Matters result from:

(a)  Any written misrepresentation made by Purchaser in this Agreement or in any schedule, statement, Appendix, or certificate furnished pursuant to this Agreement or in connection with any of the foregoing;

(b)  Any breach of representation or warranty by Purchaser, or the non-fulfillment of any covenant of Purchaser contained in this Agreement or in any schedule, statement, Appendix, or certificate furnished pursuant hereto;

(c)  Acts or omissions of Purchaser relating to the Servicing subsequent to the Sale and Transfer Date; or

(d)  Any litigation, including, without limitation, class action lawsuits affecting the Servicing of the Mortgage Loans due to acts or omissions of Purchaser.

13.  MISCELLANEOUS.

13.1  Notification of Transfer. In accordance with Investor Guidelines and state laws, Seller shall transmit to the Mortgagors of the Mortgage Loans, the requisite taxing authorities, insurance companies and/or agents, Insurers and the banks at which escrow deposits are maintained, notification of the assignment of the Transferred Assets and instructions to deliver all payments, notices, tax bills, insurance statements, and escrow account statements, as the case may be, to Purchaser from and after such date. Seller shall use a mutually agreeable form of letter to the Mortgagors and Seller shall deliver the completed form of the letter to Purchaser ten (10) Business Days prior to mailing. Purchaser shall, using reasonable discretion, approve or disapprove the completed letter within three (3) Business Days after receipt.

13.2  Supplementary Information. Subsequent to the Sale and Transfer Date, Seller shall furnish Purchaser such information supplementary to the information contained in the documents and schedules delivered pursuant hereto as Purchaser may reasonably request. Seller will timely issue all appropriate IRS tax forms or reports on all Mortgage Loans reflecting Seller’s servicing activities during the time these loans were serviced or sub-serviced by Seller. In addition, Seller shall be responsible for any reporting on the Mortgage Loans required under the Home Mortgage Disclosure Act (HMDA) for periods prior to the Sale and Transfer Date.

13.3  Further Assurances. Seller and Purchaser will each, at the request of the other, execute and deliver to each other all such other instruments that either may reasonably request in order to perfect the conveyance, transfer, assignment, and delivery to Purchaser of the rights to be conveyed, transferred, assigned, and delivered hereunder.

13.4  Access to Information. Seller shall provide Purchaser and its counsel, accountants, and other representatives, reasonable access during normal business hours throughout the period prior to the Sale and Transfer Date to all of Seller’s files, books, and records relating to the Servicing rights being conveyed, transferred, assigned, and delivered to Purchaser pursuant hereto. If the transactions contemplated by this Agreement are not consummated, Purchaser and its representatives and affiliates shall treat all information obtained in such investigation, not otherwise in the public domain, as confidential and Purchaser shall return, or at Seller’s option, destroy, all documents and information obtained from Seller in conjunction with the proposed transaction. Purchaser shall provide Seller and its counsel, accountants, and other representatives, reasonable access during normal business hours to all of Purchaser’s files, books, and records relating to the collection of Accounts Receivable and in connection with all matters pertaining to any claim of Purchaser for indemnification by Seller.

13.5  Broker’s Fees. Seller represents and warrants to Purchaser that, except for Broker, there are no brokers, finders or originators due a fee in this transaction. Seller agrees to pay any brokerage fees due Broker, and hereby indemnifies and agrees to defend and hold Purchaser harmless from and against any claim, demand, liability, loss or damage arising from any claim made (including reasonable attorneys’ fees and court costs at trial or on appeal) by Broker and any other broker, finder, or originator arising out of Seller’s actions. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any loss or damage arising from any claim made (including reasonable attorneys’ fees and court costs) by Broker and any other broker, finder, or originator who asserts a claim based upon an engagement by Purchaser.

13.6  Survival of Covenants, Agreements, Representations and Warranties. Each party hereto covenants and agrees that its covenants, agreements, representations and warranties in this Agreement and in any document delivered or to be delivered pursuant hereto, shall survive the consummation of this Agreement. Each Appendix attached to this Agreement shall be executed by the parties hereto simultaneously with the execution of this Agreement and shall survive the Consummation of this Agreement.

13.7  Form of Payment to be Made. All payments to be made hereunder shall be made by wire transfer in immediately available federal funds, unless otherwise directed in writing by the recipient.

13.8  Notices. All notices, requests, demands, and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be given to the party at its address or facsimile number set forth below. Each notice shall be deemed to have been duly given and received: (a) as of the date and time the same are personally delivered with a receipted copy, (b) if given by facsimile, when the facsimile is transmitted to the party’s facsimile number specified below and confirmation of complete receipt is received by that transmitting party during normal business hours or the next Business Day if not confirmed during normal business hours; (c) if delivered by U. S. Mail, within three (3) days after depositing with the United States Postal Service, postage prepaid by certified mail, return receipt requested, or (d) if given by a nationally recognized or reputable overnight delivery service within one (1) day after deposit with such delivery service.

(a)  If to Purchaser, to:                                                    Ms. Carolyn Cragg
Senior Vice President
EverBank
8100 Nations Way
Jacksonville, FL 32256
Facsimile No. (904) 281-6206

                                          With a copy to:                                                          Mr. Tom Hajda
Senior Vice President
EverBank
8100 Nations Way
Jacksonville, FL 32256
Facsimile No. (904) 281-6206

(b)  If to Seller, to:                                                            Mr. Mark Gorski
Chief Financial Officer
HomeFederal Bank
3801 Tupelo Drive
Columbus, Indiana 47201
Facsimile No. (812) 373-7388

                                           With a copy to:                                                         Mr. Andy Applewhite
Senior Vice President
HomeFederal Bank
3801 Tupelo Drive
Columbus, Indiana 47201
Facsimile No. (812) 523-7335

or to such other address or facsimile number as Purchaser or Seller shall have specified in writing to the other.

13.9  Waivers. Either Purchaser or Seller may, by written notice to the other:

(a)  Extend the time for the performance of any of the obligations or other transactions of the other;

(b)  Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and

(c)  Waive or modify performance of any of the obligations of the other hereunder.

The waiver of any party hereto or a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

13.10  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements between the parties.

13.11  Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities. Nothing contained herein shall prevent Purchaser from selling the Servicing to a third party subsequent to the Sale and Transfer Date.

13.12  Headings. Headings of the paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

13.13  Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13.14  Transfer Instructions. Seller agrees to abide by all the terms and conditions of Purchaser’s Transfer Instructions attached on Appendix IV and made a part hereof. If Purchaser finds that Seller has not followed the Transfer Instructions after the Servicing has been transferred to Purchaser, Seller agrees to reimburse Purchaser for any and all reasonable costs incurred by Purchaser to comply with the Transfer Instructions.

13.15  Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

13.16  Written Agreement. This Agreement, the Appendices attached hereto and applicable Investor Guidelines constitute the “written agreement” governing Seller’s sale of Servicing to Purchaser and Seller shall continuously maintain all components of such “written agreement” as an official record of Seller. If any of the Appendices are on magnetic media format, Seller agrees that either the magnetic media version or a physical, printed version that may be hereafter produced constitute a part of the “written agreement”, which Seller shall continuously maintain as provided above.

13.17  Default by Seller. Any breach or default by Seller under this Agreement shall entitle Purchaser to recover from Seller any sums due hereunder, including damages, and to pursue any rights and remedies it may have at law or in equity under the laws of the State of Florida.

13.18  Default by Purchaser. Any breach or default by Purchaser under this Agreement shall entitle Seller to recover from Purchaser any sums due hereunder, including damages, and to pursue any rights and remedies it may have at law or in equity under the laws of the State of Florida.

13.19  Dispute Resolution. Each party covenants and agrees that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

In the event of any dispute or claim of any kind or nature, the prevailing party in such dispute shall be entitled to recover from the nonprevailing party all fees and costs associated with any arbitration, together with all of its reasonable costs, fees, and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney (in-house and outside counsel), paralegal and legal assistant fees, costs, and expenses and other professional fees, costs, and expenses whether suit be brought or not, and whether at trial or on appeal, arising from or relating to:

(a)  Any arbitration proceedings, in which event the arbitrators shall have the power to enter such an award; and/or

(b)  Any court, or other judicial or administrative proceedings (including, without limitation, proceedings in bankruptcy, proceedings to enforce this subparagraph 13.19, and proceedings in the nature of an appeal), in which event the court or governing body having jurisdiction thereover shall have the power to enter such an award.

Arbitration pursuant to this subparagraph 13.19 may be initiated by either party to this Agreement by making a written demand for arbitration and giving written notice to the other party of such demand for arbitration, which written notice shall specify the provisions of this Agreement alleged to be in dispute or in breach. The dispute shall be submitted to three arbitrators chosen from a list provided by the AAA, one arbitrator being selected by Seller, one arbitrator being selected by Purchaser, and within ten (10)

days after the selection of the second arbitrator, the two selected arbitrators shall select a third arbitrator. No individual who is, or has at any time been, an officer, employee, representative, attorney or consultant of Seller or Purchaser or any affiliate of either may serve as an arbitrator without the express written consent of Seller and Purchaser. All arbitration hearings and proceedings shall be held in Atlanta, Georgia. Each of the parties shall submit to discovery and produce documents reasonably required by the arbitrators during arbitration and in accordance with the then current Commercial Arbitration Rules of the AAA. Judgment of the arbitrators shall be final and binding, and may be enforced in any court having jurisdiction. During the pendency of any arbitration proceeding, either party may retain any payments that may relate to the matter in dispute provided that such amounts do not exceed the amount subject to dispute.

13.20  Wire Instructions.  The parties wire transfer instructions are as follows:

If to Seller:

Bank: Home FS Seymour IN
Name of Account: Home Federal
ABA No.:
Account No.:
Attn: Mark Gorski/Andy Applewhite
(Sender’s name must be referenced on wire.)

If to Purchaser:

Bank: EverBank
Name of Account: EverBank GOA
ABA No.:
Account No.:
(Sender’s name and purpose of wire must be referenced on wire.)

13.21  Counterparts Execution. This Agreement may be executed in counterparts, each of which will constitute an original, but all of which taken together will constitute one and the same agreement. A facsimile signature shall be deemed an original for purposes of execution and delivery of this Agreement in the absence of the original ink signature of a party.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

Witnesses:                                                                                                EVERBANK

/s/ Stacey Lockhart                                                                  By:  /s/ Carolyn S. Cragg
    Its: Senior Vice President
/s/ Drew Walthall
           (CORPORATE SEAL)

    HOMEFEDERAL BANK

/s/ Lori A. Orschell                                                                   By:  /s/ Mark T. Gorski
    Its: Executive Vice President and CFO
/s/ Joyce A. Welker
(CORPORATE SEAL)